Exhibit 99.1

Towers Watson Reports Strong Third Quarter Earnings

  Revenue increased 4% over prior year (5.5% constant currency)
  Diluted EPS of $1.34, an increase of 41% over prior year
  Adjusted Diluted EPS of $1.60, an increase of 15% over prior year
  Increasing full year adjusted diluted EPS guidance range to $5.44 to $5.49

NEW YORK--(BUSINESS WIRE)--May 7, 2013--Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced financial results for the third quarter of fiscal year 2013, which ended March 31, 2013.

Total revenues were $941 million for the quarter, an increase of 4% (5.5% constant currency) from $902 million for the third quarter of fiscal 2012. On an organic basis, which excludes the impact of changes in foreign currency exchange rates, acquisitions and divestitures, revenues increased 2% from the prior-year third quarter. Currency translation negatively impacted our third quarter revenue by approximately $10 million or 1%.

Adjusted EBITDA for the third quarter of fiscal 2013 was $191 million, or 20.3% of revenues, versus $180 million, or 19.9% of revenues, for the prior-year third quarter. Adjusted EBITDA excludes transaction and integration expenses, non-cash stock-based compensation arising from merger and acquisition activity and for the prior year third quarter, a change in accounting method for pension.

Net income attributable to controlling interests for the third quarter of fiscal 2013 was $95 million, an increase from $68 million for the prior-year third quarter. For the quarter, diluted earnings per share were $1.34 and adjusted diluted earnings per share were $1.60. Adjusted diluted earnings per share exclude transaction and integration costs, non-cash stock-based compensation arising from merger and acquisition activity, amortization of merger and acquisition accounting intangible assets and non-recurring other income. Currency translation negatively impacted our adjusted diluted earnings per share by $0.02. The tax rate for the quarter was 31%, which is lower than our expected range of 35% to 36% due to certain non-recurring benefits.

“Our third quarter results were strong and I continue to be impressed with the efforts of our associates working in this challenging global environment,” said John Haley, chief executive officer. “The success we’ve had is in large part due to their consideration of our clients’ needs as we continue to bring innovative ideas to the market with a disciplined financial approach. This quarter also marked a milestone for our Exchange Solutions segment. The seasonal enrollment costs were reduced as part of our normal business cycle as the revenues from the 2013 enrollment season began to be recognized, resulting in a very profitable quarter.”

Third Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $523 million, an increase of 1% (1.5% increase constant currency) from $520 million in the prior-year third quarter. Retirement had modest constant currency revenue growth. Health and Group Benefits constant currency revenue grew by mid-single digits as compared to strong growth in the third quarter last year. Technology and Administration Solutions constant currency revenue grew by high single digits due to new client work. The Benefits segment had a Net Operating Income (“NOI”) margin of 35% in the third quarter of fiscal 2013.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $225 million, an increase of 3% (4% increase constant currency) from $220 million in the prior-year third quarter. Investment Consulting and Brokerage had constant currency revenue growth in all regions. Investment Consulting constant currency revenue growth was led by the EMEA region with double digit growth. Brokerage benefited from pricing increases and new business wins. Risk Consulting and Software constant currency revenue growth had a single digit decline primarily due to a drop in project demand in EMEA. The Risk and Financial Services segment had an NOI margin of 29% in the third quarter of fiscal 2013.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $125 million, a decrease of 5% (4% decrease constant currency) from $131 million in the prior-year third quarter. Executive Compensation had constant currency revenue growth in the low-single digits with continued strong demand in EMEA and Asia Pacific. Rewards, Talent and Communication and Data, Surveys and Technology both had single digit constant currency revenue declines due to lessening demand in a number of countries. The Talent and Rewards segment had an NOI margin of 11% in the third quarter of fiscal 2013. The first half of the year typically has stronger margins due to the seasonality of the business.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $31 million. On a proforma basis, revenues grew by 75%, excluding the impact of the $0.5 million deferred revenue write-off from the acquired balance sheet required by purchase accounting rules. The Exchange Solutions segment had an NOI margin of 48% in the third quarter of fiscal 2013. The second half of the fiscal year is seasonally stronger due to the timing of enrollments.

Outlook for Fiscal 2013

For fiscal 2013, the company expects to report revenues of approximately $3.6 billion, reflecting constant currency revenue growth in the range of 6% to 7%, and adjusted diluted earnings per share in the range of $5.44 to $5.49.

For the fourth quarter of fiscal 2013, the company expects to report revenues in the range of $870 million to $890 million, reflecting constant currency revenue growth in the range of 6% to 9%, and adjusted diluted earnings per share in the range of $1.23 to $1.28. This guidance assumes an average exchange rate of 1.51 U.S. dollars to the British Pound and 1.30 U.S. dollars to the Euro for the fourth quarter of fiscal 2013.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the third quarter of fiscal 2013. It will be held on Tuesday, May 7, 2013, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay will also be available for two weeks after the call by dialing 617-801-6888 and using confirmation number 65966102.

About Towers Watson

Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. The company offers solutions in the areas of benefits, talent management, rewards, and risk and capital management. Towers Watson has 14,000 associates around the world and is located on the web at www.towerswatson.com.

Use of Non-GAAP Measures

In order to assist readers of our financial statements in understanding the company’s core operating results, we present (1) Adjusted EBITDA, (2) Adjusted Net Income Attributable to Controlling Interests, and (3) Adjusted Diluted Earnings Per Share (which are all non-U.S. GAAP measures), to eliminate the effect of acquisition-related expenses from the financial results of our operations. The company’s management uses these measures to evaluate the performance of the business and for financial planning. The company defines Adjusted EBITDA as net income before non-controlling interests adjusted for provision for income taxes, interest, depreciation and amortization, transaction and integration expenses, merger related stock-based compensation, change in accounting method for pension and other non-operating income. We use Adjusted Net Income Attributable to Controlling Interests (the numerator) for the purpose of calculating Adjusted Diluted Earnings Per Share. The company believes that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are relevant and useful measures widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.

Since the merger in January 2010, we have incurred significant acquisition-related expenses related to the transaction and integration activities necessary to combine Watson Wyatt and Towers Perrin. These acquisition-related expenses include transaction and integration costs, severance costs, non-cash charges for amortization of intangible assets, change in accounting method for pension and stock-based compensation costs from the issuance of merger-related restricted shares. Adjusted EBITDA and Adjusted Diluted Earnings Per Share are important in illustrating what our operating results would have been had we not incurred these acquisition-related expenses. We consider Adjusted EBITDA and Adjusted Diluted Earnings Per Share to be important financial measures, which we use to internally evaluate and assess our core operations, and benchmark our operating results against our competitors. We use Adjusted EBITDA to evaluate and measure performance under our performance-based compensation plans.

Reconciliations of net income before non-controlling interests to Adjusted EBITDA and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share are included in the accompanying tables to today’s press release.

Each of these non-U.S. GAAP measures is not defined in the same manner by all companies, and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to successfully make suitable acquisitions and divestitures; the risk that the acquisition of Extend Health is not profitable or is not otherwise successfully integrated; the ability to successfully address issues surrounding the number of company shares that will become freely tradable on January 1, 2014; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our newly-acquired Extend Health business fails to maintain good relationships with insurance carriers, becomes dependent upon a limited number of insurance carriers or fails to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees; and to retain client relationships, particularly in the executive compensation business, given recent Securities and Exchange Commission (SEC) and other regulatory actions; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.
Supplemental Segment Information
(Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three
	Months Ended March 31		% Change	Currency	Acquisitions/	% Change
	2013	2012	GAAP	Impact	Divestitures	Organic

Benefits	$523,489	$520,144	1%	-1%	0%	1%
Risk & Financial Services	225,382	219,722	3%	-1%	0%	4%
Talent & Rewards	124,914	131,128	-5%	-1%	0%	-4%
Exchange Solutions	30,621	-	N/A	N/A	N/A	N/A
Reportable Segments	$904,406	$870,994

	Revenue for the Nine
	Months Ended March 31		% Change	Currency	Acquisitions/	% Change
	2013	2012	GAAP	Impact	Divestitures	Organic

Benefits	$1,500,035	$1,450,170	3%	-1%	0%	4%
Risk & Financial Services	625,418	618,871	1%	-1%	0%	2%
Talent & Rewards	441,334	440,111	0%	-1%	0%	1%
Exchange Solutions	60,259	-	N/A	N/A	N/A	N/A
Reportable Segments	$2,627,046	$2,509,152

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

		Three Months Ended March 31			Nine Months Ended March 31
		2013	2012		2013	2012

Reportable Segments		$904,406	$870,994		$2,627,046	$2,509,152
Reimbursable Expenses and Other		36,561	30,522		94,415	82,425
Consolidated Revenues		$940,967	$901,516		$2,721,461	$2,591,577

Segment Net Operating Income

		Three Months Ended March 31			Nine Months Ended March 31
		2013	2012		2013	2012

Benefits		$184,304	$193,419		$505,975	$499,963
Risk & Financial Services		65,314	65,039		147,442	168,507
Talent & Rewards		13,179	17,062		99,048	98,036
Exchange Solutions		14,648	-		(1,245)	-
Reportable Segments		$277,445	$275,520		$751,220	$766,506

Reconciliation of Reportable Segment Net Operating Income to Income from Operations

		Three Months Ended March 31			Nine Months Ended March 31
		2013	2012		2013	2012

Reportable Segments		$277,445	$275,520		$751,220	$766,506
Differences in Allocation Methods		(720)	(7,285)		11,696	1,960
Amortization of Intangible Assets		(19,395)	(17,728)		(59,237)	(48,393)
Transaction and Integration Expenses		(12,328)	(21,411)		(30,753)	(65,221)
Stock-Based Compensation		1,305	(7,572)		(17,459)	(39,415)
Discretionary Compensation		(99,659)	(90,545)		(278,405)	(275,263)
Payroll Tax on Discretionary Compensation		(5,880)	(5,312)		(15,975)	(16,158)
Change in Accounting Method for Pension		-	(6,237)		-	(6,237)
Other, net		(1,190)	(10,547)		(14,121)	(14,753)
Income from Operations		$139,578	$108,883		$346,966	$303,026

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months		Nine Months
	Ended March 31, 2013		Ended March 31, 2013

Diluted EPS per GAAP	$1.34		$3.29

Amortization of intangible assets	0.18		0.55
Transaction and integration expenses including severance	0.12		0.29
Stock-based compensation	(0.04)		0.08

Adjusted Diluted EPS	$1.60		$4.21

	Three Months Ended
	March 31, 2013		March 31, 2012

Net Income Before Non-Controlling Interests	$94,845		$69,046
Provision for Income Taxes	41,875		41,199
Interest, net	2,870		(471)
Depreciation and Amortization	43,777		38,729
Transaction and Integration Costs	12,328		21,411
Stock-Based Compensation	(4,236)		4,507
Change in Accounting Method for Pension	-		6,237
Other Non-Operating Income (a)	(12)		(891)

Adjusted EBITDA and EBITDA Margin	$191,447	20.3%	$179,767	19.9%

	Nine Months Ended
	March 31, 2013		March 31, 2012

Net Income Before Non-Controlling Interests	$233,238		$194,743
Provision for Income Taxes	110,807		113,622
Interest, net	7,925		3,866
Depreciation and Amortization	133,049		111,884
Transaction and Integration Costs	30,753		65,221
Stock-Based Compensation	8,620		26,659
Change in Accounting Method for Pension	-		6,237
Other Non-Operating Income (a)	(5,004)		(9,205)

Adjusted EBITDA and EBITDA Margin	$519,388	19.1%	$513,027	19.8%

(a) Other non-operating income includes income from affiliates and other non-operating income

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012

Revenue	$940,967	$901,516	$2,721,461	$2,591,577

Costs of providing services:
Salaries and employee benefits	564,368	544,599	1,657,806	1,577,375
Professional and subcontracted services	63,225	69,644	190,921	212,665
Occupancy	35,418	38,987	110,003	107,047
General and administrative expenses	82,273	79,263	251,963	214,359
Depreciation and amortization	43,777	38,729	133,049	111,884
Transaction and integration expenses	12,328	21,411	30,753	65,221
	801,389	792,633	2,374,495	2,288,551

Income from operations	139,578	108,883	346,966	303,026

Income / (loss) from affiliates	-	167	(56)	335
Interest income	613	784	2,118	2,942
Interest expense	(3,483)	(313)	(10,043)	(6,808)
Other non-operating income	12	724	5,060	8,870

Income before income taxes	136,720	110,245	344,045	308,365

Provision for income taxes	41,875	41,199	110,807	113,622

Net income before non-controlling interests	94,845	69,046	233,238	194,743

Less: Net (loss) / income attributable to non-controlling interests	(71)	812	(2,695)	(134)

Net income attributable to controlling interests	$94,916	$68,234	$235,933	$194,877

Earnings per share:
Net income attributable to controlling interests - basic	$1.35	$0.95	$3.32	$2.69
Net income attributable to controlling interests - diluted	$1.34	$0.95	$3.29	$2.68

Weighted average shares of common stock, basic (000)	70,530	71,624	71,094	72,377
Weighted average shares of common stock, diluted (000)	71,076	71,953	71,639	72,658

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	March 31,	June 30,
	2013	2012

Assets
Cash and cash equivalents	$472,691	$478,179
Restricted cash	178,335	171,406
Short-term investments	26,430	40,436
Receivables from clients:

Billed, net of allowances of $16,267 and $20,871	528,303	564,111
Unbilled, at estimated net realizable value	341,245	320,240
	869,548	884,351

Other current assets	167,973	185,025
Total current assets	1,714,977	1,759,397

Fixed assets, net	351,965	315,000
Deferred income taxes	135,881	157,491
Goodwill	2,236,602	2,252,555
Intangible assets, net	704,155	768,848
Other assets	122,766	103,687

Total Assets	$5,266,346	$5,356,978

Liabilities
Accounts payable, accrued liabilities and deferred income	$319,381	$333,443
Employee-related liabilities	521,291	558,222
Fiduciary liabilities	178,335	171,406
Term loan - current	18,750	-
Other current liabilities	55,730	39,911
Total current liabilities	1,093,487	1,102,982

Revolving credit facility	135,000	208,000
Term loan	231,250	250,000
Accrued retirement benefits and other employee-related liabilities	819,957	880,877
Professional liability claims reserve	261,186	266,619
Other noncurrent liabilities	191,261	191,183

Total Liabilities	2,732,141	2,899,661

Commitments and contingencies

Stockholders' Equity
Class A Common Stock - $0.01 par value: 300,000,000 shares authorized; 68,665,019 and 63,521,654 issued and 65,174,625 and 60,666,474 outstanding	687	635
Class B Common Stock - $0.01 par value: 93,500,000 shares authorized; 5,374,070 and 11,035,878 issued and 5,374,070 and 11,035,878 outstanding	54	110
Additional paid-in capital	1,821,872	1,833,799
Treasury stock, at cost - 3,490,394 and 2,855,180 shares	(202,524)	(168,901)
Retained earnings	1,311,532	1,117,622
Accumulated other comprehensive loss	(419,141)	(350,745)
Total Stockholders' Equity	2,512,480	2,432,520
Non-controlling interest	21,725	24,797
Total Equity	2,534,205	2,457,317

Total Liabilities and Total Equity	$5,266,346	$5,356,978

TOWERS WATSON & CO.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Nine Months ended March 31,
	2013	2012

Cash flows from operating activities:
Net income before non-controlling interests	$233,238	$194,743
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	8,204	9,009
Depreciation	73,762	63,491
Amortization of intangible assets	59,287	48,393
Provision for deferred income taxes	39,120	63,878
Equity from affiliates	-	212
Stock-based compensation	24,203	45,590
Other, net	(2,333)	5,561
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	112	(150,995)
Restricted cash	(6,796)	(27,558)
Other current assets	(10,053)	(6,542)
Other noncurrent assets	1,260	(28,353)
Accounts payable, accrued liabilities and deferred income	(8,706)	42,796
Employee-related liabilities	(40,326)	(50,810)
Fiduciary liabilities	6,796	32,634
Accrued retirement benefits and other employee-related liabilities	(118,029)	(33,731)
Professional liability claims reserves	(4,997)	(54,270)
Other current liabilities	(223)	1,325
Other noncurrent liabilities	1,508	1,360
Income tax related accounts	30,484	1,776
Cash flows from operating activities	$286,511	$158,509

Cash flows used in investing activities:
Cash paid for business acquisitions	(5,678)	(3,012)
Cash acquired from business acquisitions	636	2,101
Fixed assets and software for internal use	(66,626)	(91,258)
Capitalized software costs	(41,768)	(18,701)
Purchases of available-for-sale securities	(18,188)	-
Redemptions of available-for-sale securities	36,258	59,479
Proceeds from divestitures	4,285	1,606
Cash flows used in investing activities	$(91,081)	$(49,785)

Cash flows used in financing activities:
Borrowings under credit facility	391,600	251,000
Repayments under credit facility	(464,600)	(188,000)
Repayments of notes payable	-	(100,771)
Dividends paid	(48,147)	(19,378)
Repurchases of common stock	(41,596)	(100,789)
Payroll tax payments on vested shares	(24,879)	(33,183)
Issuances of common stock and excess tax benefit	-	3,333
Cash flows used in financing activities	$(187,622)	$(187,788)

Effect of exchange rates on cash	$(13,296)	$(22,685)

Decrease in cash and cash equivalents	(5,488)	(101,749)

Cash and cash equivalents at beginning of period	478,179	528,923

Cash and cash equivalents at end of period	$472,691	$427,174

CONTACT:
Towers Watson
Investor Contact
Aida Sukys, 703-258-8033
Aida.Sukys@towerswatson.com